Exhibit 99.1
    NEWS RELEASE

Company Contact	Investor Contact
Jonathan Wilson	Brett L. Perry
Chief Financial Officer	Shelton Group
503-615-1685	214-272-0070
jon.wilson@radisys.com	bperry@sheltongroup.com

Radisys Announces Preliminary Second Quarter 2017 Revenue

HILLSBORO, OR - July 6, 2017 - Radisys Corporation (NASDAQ: RSYS), the services acceleration company, today announced preliminary revenue for the second quarter ended June 30, 2017 of approximately $35 million, compared to the Company’s previously stated guidance range of $41 million to $47 million.

“Delayed buying decisions at two of our largest customers resulted in second quarter revenue below our previously expected range,” stated Brian Bronson, Radisys President and Chief Executive Officer. “Despite these near-term challenges, I remain encouraged by the incremental progress we are continuing to make in proof-of-concepts and trials with tier-one customers across our strategic product lines, including initial engagements for our now commercially available FlowEngine TDE-2000 product. Our highly disruptive products and solutions are actively receiving increased attention from leading service providers, which reinforces my belief that we remain on track to secure new commercial wins in the second half of 2017.

“Additionally, we recently completed an amendment to our existing line of credit with Silicon Valley Bank and Square 1 Bank. The amended agreement provides us with greater financial flexibility by revising our quarterly EBITDA covenants. Importantly, this amendment supports our ability to continue executing toward our long-term strategic objectives.”

The Company will provide full quarterly results and additional commentary on recent progress as part of its second quarter earnings conference call scheduled for August 1, 2017.

These preliminary, unaudited revenue estimates are based on management's initial review of operations for the quarter ended June 30, 2017 and remain subject to completion of the Company's customary quarterly closing and review procedures. There will not be a conference call in conjunction with this press release.

Line of Credit Amendment
On June 30, 2017, the Company amended its existing line of credit, specifically revising quarterly EBITDA covenants for the balance of 2017 as well as allowing for an add-back of restructuring costs tied to employee severance and potential non-cash inventory charges largely related to the Company’s legacy embedded product lines. Further details of the amendment are disclosed in the Company’s SEC filing on Form 8-K.

About Radisys
Radisys (NASDAQ: RSYS) helps communications and content providers, and their strategic partners, create new revenue streams and drive cost out of their services delivery infrastructure. Radisys’ hyperscale software defined infrastructure, service aware traffic distribution platforms, real-time media processing engines and wireless access technologies enable its customers to maximize, virtualize and monetize their networks.

Forward-Looking Statements
This press release contains forward-looking statements, including statements about the Company's business strategy, changes in reporting segments financial outlook and expectations for the second quarter 2017, and statements related to revenue and gross margins from our respective segments and product lines, investments in future growth, expense savings or reductions, increased profitability, product line focus, operational and administrative efficiencies, revenue growth, margin improvement, financial performance and other attributes of the Company. These forward-looking statements are based on the Company's expectations and assumptions, as of the date such statements are made, regarding the Company's future operating performance and financial condition, customer requirements, outcome of product trials, the economy and other future events or circumstances. Actual results could differ materially from the outlook guidance and expectations in these forward-looking statements as a result of a number of risk factors, including, among others, (a) increased Tier 1 commercial deployments across multiple product lines, (b) continued implementation of the Company’s next-generation products, (c) customer implementation of traffic management solutions, (d) the outcome of product trials, (e) the market success of customers' products and solutions, (f) the development and transition of new products and solutions, including our FlowEngine appliance, CellEngine 5G RAN technology and our strategic MediaEngine channel agreement, (g) the enhancement of existing products and solutions to meet customer needs and respond to emerging technological trends, (h) the Company’s ability to raise additional growth capital, (i) the Company's dependence on certain customers and high degree of customer concentration, (j) the Company's use of one contract manufacturer for a significant portion of the production of its products, including the success of transitioning contract manufacturing partners, (k) matters affecting the software and embedded product industry, including changes in industry standards, changes in customer requirements and new product introductions, (l) actions by regulatory authorities or other third parties, (m) cash generation, (n) changes in tariff and trade policies and other risks associated with foreign operations, (o) fluctuations in currency exchange rates, (p) the ability of the Company to successfully complete any restructuring, acquisition or divestiture activities, (q) risks relating to fluctuations in the Company's operating results, the uncertainty of revenues and profitability and the potential need to raise additional funding and (r) other factors listed in the Company's reports filed with the Securities and Exchange Commission (SEC), including those listed under “Risk Factors” in Radisys' Annual Report on Form 10-K for the year ended December 31, 2016, copies of which may be obtained by contacting the Company at 503-615-1100, from the Company's investor relations web site at http://investor.radisys.com/, or at the SEC's website at http://www.sec.gov. Although forward-looking statements help provide additional information about Radisys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. All information in this press release is as of July 6, 2017. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Radisys® is a registered trademark of Radisys